As filed with the Securities and Exchange Commission on April 8, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Arista Power, Inc.
(Exact name of registrant as specified in its charter)

New York	16-1610794
(State of Incorporation)	(I.R.S. Employer Identification No.)

1999 Mt. Read Boulevard Rochester, New York 14615 (585) 243-4040
(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Arista Power, Inc. 2008 Equity Incentive Plan, as Amended and Restated
(Full Title of the Plan)

William Schmitz Chief Executive Officer Arista Power, Inc. 1999 Mt. Read Boulevard Rochester, New York 14615 (585) 243-4040
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.002 per share	558,392(2)	$0.89 (3)	$496,969 (3)	$67.79
Common Stock, par value $.002 per share	191,608(4)	$1.98 (5)	$379,384 (5)	$51.75
Total	750,000			$119.54

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the Arista Power, Inc. 2008 Equity Incentive Plan, as Amended and Restated (the “Plan”).

(2)	Represents shares of Common Stock reserved for issuance pursuant to awards which may be granted under the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported prices of the shares of Common Stock of the Registrant (“Common Stock”) on the Over-The-Counter Bulletin Board on April 4, 2013.

(4)	Represents shares of Common Stock which may be issued upon exercise of options previously granted under the Plan.

(5)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the weighted average of the exercise price per share of such options

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Arista Power, Inc. 2008 Equity Incentive Plan, as amended and restated, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.  Such documents are not required to be, and are not being, filed by Arista Power, Inc. (the “Registrant”) with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) (b) (c)
Annual Report on Form 10-K, for the year ended December 31, 2012, filed with the Commission on March 28, 2013;

Current Reports on Form 8-K filed with the Commission on February 8, 2013 and April 5, 2013; and

The description of our Common Stock, $0.002 par value per share, in our registration statement on Form S-1/A, as filed with the Commission on October 21, 2009, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Schwell Wimpfheimer & Associates LLP.  Schwell Wimpfheimer & Associates LLP owns no shares of Common Stock or other securities of the Registrant.  Dov Schwell, a director and Chairman of the Board of the Registrant, is the Co-Managing Partner of Schwell Wimpfheimer & Associates LLP.

Item 6.    Indemnification of Directors and Officers.

 Paragraph 9 of the Registrant’s Certificate of Incorporation, as amended and restated, provides in part as follows:

“A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for: (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated NYBCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.”

Article 5 of the Company’s Amended and Restated Bylaws, provides as follows:

“The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New  York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.”

Section 719 of the New York Business Corporation Law (“NYBCL”) provides that a director may be liable for voting or concurring in the following corporate actions; (a) an illegal dividend; (b) a repurchase of stock not authorized by New York law; (c) the distribution of assets to shareholders in a dissolution without adequately providing for known liabilities of the corporation; and (d) a loan to any director unless the loan is authorized by a vote of shareholders.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.  We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and therefore, is unenforceable.

Item 8.     Exhibits.

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Arista Power, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. All other exhibits are filed herewith.

4.1*
Arista Power, Inc. 2008 Equity Incentive Plan, as Amended and Restated (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2012).

4.2*
Form of Arista Power, Inc. Stock Option Award Agreement with directors/employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of Arista Power, Inc. (f/k/a WindTamer Corporation) dated July 16, 2009).

4.3*
Form of Arista Power, Inc. Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K of Arista Power, Inc. (f/k/a WindTamer Corporation) dated December 17, 2009).

5.1	Opinion of Schwell Wimpfheimer & Associates LLP

23.1	Consent of EFP Rotenberg, LLP

23.2	Consent of Schwell Wimpfheimer & Associates LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)

Item 9.    Undertakings.

(a)            The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

2.
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

4.
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on April 8, 2013.

ARISTA POWER, INC.

By:	/s/ WILLIAM A. SCHMITZ
William A. Schmitz
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Arista Power, Inc. hereby constitutes and appoints William A. Schmitz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This power-of-attorney does not revoke any earlier powers-of-attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of the date indicated.

Signature	Title	Date

/s/ William A. Schmitz	Chief Executive Officer and Director	April 8, 2013
William A. Schmitz	(Principal Executive Officer)

/s/ Molly Hedges	Acting Chief Financial Officer, Vice President of Finance and Treasurer
Molly Hedges	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dov Schwell	Chairman of the Board and Director
Dov Schwell

/s/ John P. Blake	Director
John P. Blake

/s/ Steven DiNunzio	Director
Steven DiNunzio

/s/ Pierre Leignadier	Director
Pierre Leignadier

/s/ George Naselaris	Director
George Naselaris

EXHIBIT INDEX

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Arista Power, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated.  All other exhibits are filed herewith.

4.1*
Arista Power, Inc. 2008 Equity Incentive Plan, as Amended and Restated (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2012).

4.2*
Form of Arista Power, Inc. Stock Option Award Agreement with directors/employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of Arista Power, Inc. (f/k/a WindTamer Corporation) dated July 16, 2009).

4.3*
Form of Arista Power, Inc. Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K of Arista Power, Inc. (f/k/a WindTamer Corporation) dated December 17, 2009).

5.1	Opinion of Schwell Wimpfheimer & Associates LLP

23.1	Consent of EFP Rotenberg, LLP

23.2	Consent of Schwell Wimpfheimer & Associates LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)